EXHIBIT 99.1
Husker Ag, LLC
54048 Highway 20
Plainview, NE 68769

April 21, 2005

To: Husker Ag, LLC Members

Subject: Recent Events Regarding Husker Ag, LLC

Dear Fellow Member:

I am writing you this letter as Chairman of the Board of Directors of Husker Ag, LLC. We on the Board take our responsibilities on behalf of Husker Ag and its members very seriously, and we think it is important to keep you informed on material events affecting Husker Ag at this time.

On February 3, 2005, Husker Ag received an unsolicited proposal from an entity called Worldwide Capital, Inc., Atlanta, Georgia, to pursue a possible acquisition of Husker Ag. The letter was accompanied by a written proposal to purchase substantially all the assets and assume ordinary course liabilities of Husker Ag for a net purchase price payable to members of $46 million, subject to certain adjustments and numerous conditions. The purchase price did not represent a binding offer on the part of Worldwide, and contained certain financial conditions which were likely to result in a reduction of the offer price. After a special meeting of the Husker Ag Board called in response to the proposal, Worldwide Capital was informed that the Board required additional time to become fully informed and to respond to the proposal. The initial written proposal from Worldwide Capital expired by its terms on February 11, 2005, although Worldwide Capital indicated a willingness to reinstate its offer.

After the Husker Ag 10-KSB, with its annual audited financial statements, was filed with the SEC (available on the SEC website at www.sec.gov), Worldwide Capital submitted a second proposal to Husker Ag, dated April 4, 2005, offering to buy substantially all the assets and assume ordinary course liabilities of the Company for an aggregate purchase price payable to members of $41 million (based on an enterprise value of $47 million, less assumed net funded indebtedness of approximately $6 million), and also subject to an agreed upon minimum working capital amount. The purchase price did not represent a binding offer on the part of Worldwide Capital and the proposal was subject to a number of conditions, including a due diligence review by Worldwide, and approval of financing arrangements by Worldwide’s financing sources. The proposal also contained a binding provision that Husker Ag would not offer to sell, entertain, or initiate discussions of any other offers to sell or solicit any other proposals regarding the sale of the company or its assets. If the final binding offer remained at a net aggregate amount of $41 million to Husker Ag (and there can be no assurance that this would have occurred), the offer would equate to approximately $2,676 per membership unit.

The Husker Ag Board of Directors responded to this proposal by a letter to Worldwide Capital indicating that to continue discussions regarding a potential acquisition, its offer must meet certain criteria, including a purchase price which results in a minimum per unit price of $3,000 distributable to members; in addition, Husker Ag would retain (or transfer for value) accounts receivable, inventory and other current assets, excluding cash and cash equivalents (resulting in an estimated total value to Husker Ag members in excess of $3,200 per unit). Under the Board’s response, the buyer would be responsible for all funded debt and ordinary course liabilities, and there would be no adjustments to the purchase price, including those based on minimum working capital. The Husker Ag letter indicated that a new written offer meeting its criteria, including purchase price, was to be submitted to the Company no later than Friday, April 15th. No response has been received as of the date of this letter from Worldwide Capital. Husker Ag has not entered into any agreement of any nature with Worldwide Capital, or shared any confidential information with it, and its proposals have been based on the Company’s publicly available information.

The Husker Ag Board of Directors has spent many hours in a number of special Board and committee meetings addressing the issues described in this letter. We will continue to respond consistent with our fiduciary duties to written proposals which the Company may receive from time to time, but the Company has not in the past, and is not currently soliciting any offers to sell the Company. Under the Husker Ag, LLC Operating Agreement, any sale of substantially all the assets of the Company must be approved by holders of 2/3 of the outstanding membership units of the Company.

The types of events impacting Husker Ag described in this letter may change daily, and by providing this update letter, Husker Ag does not undertake any obligation to provide a continual update of future events that may occur. Your Board of Directors takes its fiduciary duties to act in the best interests of the Company and its members very seriously, and will continue to work to be fully informed, to act diligently and in good faith in the fulfillment of its duties. The Board believes that it is important to distinguish between the value of the Company taken as a whole (including control) and the value of individual membership units, and the Board expresses no opinion and makes no recommendation with respect to such valuation in the purchase and sales of units held by individual members.

The Husker Ag Board recognizes that the information provided in this letter may impact the trading decisions being made by those who have posted offers to buy or sell on the Husker Ag Trading System, and will consider whether any further actions with respect to the current trimester trading period should be taken at its regular April 26, 2005 Board meeting. The listing period for the trimester trading period commencing April 1, 2005, currently ends April 30, 2005.

Certain matters must be kept confidential, both as a matter of law, and to protect the interests of the Company, so please understand if directors, officers and employees of Husker Ag, LLC cannot provide information beyond what is in this letter regarding these important matters. We appreciate your continued support and look forward to seeing you at our upcoming annual meeting, currently scheduled for June 6, 2005.

Sincerely,
Fredrick J. Knievel
Chairman of the Board

Statements made in this letter about Husker Ag, LLC, other than statements of historical fact, are forward-looking statements, and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made.